Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No.1 to the Registration Statement on Form S-1 (No. 333-259010) of our report dated May 19, 2021, relating to the consolidated financial statements of Vitality Biopharma, Inc. as of March 31, 2021 and 2020, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Vitality Biopharma, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts”.

/s/ Weinberg & Company P.A.
Los Angeles, California
August 31, 2021